Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 25, 2022, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Alliance Resource Partners, L.P. on Form 10-K for the year ended December 31, 2021.  We consent to the incorporation by reference of said reports in the Registration Statements of Alliance Resource Partners, L.P. on Forms S-8 (File No. 333-165168 and File No. 333-85258).

/s/ GRANT THORNTON LLP

Tulsa, Oklahoma

February 25, 2022